Exhibit 10.2

STRICTLY CONFIDENTIAL

FOX PAINE & COMPANY, LLC
950 Tower Lane
Suite 1150
Foster City, California 94404

August 11, 2006

Paradigm Geophysical Ltd.
Gay-Yam Center No. 3
9 Shenkar Street
Herzliya Pituach 46120, Israel

Re:
Management Agreement

Ladies and Gentlemen:

        We refer to the Management Agreement, dated as of August     , 2004 (the "Existing Agreement"), between Paradigm Geophysical Ltd., a company formed under the laws of the State of Israel (the "Company") and Fox Paine & Company, LLC, a Delaware limited liability company ("Fox Paine"). In connection with the acquisition (the "Acquisition") of the outstanding shares of capital stock of Earth Decision Sciences S.A. a société anonyme organized and existing under the laws of France by the Company's sole shareholder, Paradigm Geotechnology B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) organized under Netherlands law (the "Parent"), the Company and Fox Paine wish to amend and restate the Existing Agreement on the terms set forth herein, effective as of the date set forth above.

        In connection with the ongoing operations of the Company subsequent to the consummation of the Acquisition, the Company agrees to pay, as compensation for Fox Paine's ongoing provision of certain financial and strategic consulting, advisory and other services to the Company and its affiliates (the "Services"), an annual fee equal to US $1,100,000.00 per calendar year (the "Annual Services Fee"), which Annual Services Fee shall be billed to the Company by Fox Paine, payable annually on or before the date hereof and each anniversary thereof and continuing until the earlier of (i) such time as the Funds no longer hold an indirect equity investment in the Company and (ii) such time as Fox Paine and the Company agree in writing to modify or terminate the arrangements contemplated hereby. The parties hereto acknowledge that the Services contemplated hereby, and the Annual Service Fee payable therefor, shall not include investment banking or other similar services that may be provided to the Company and its affiliates from time to time by Fox Paine and its affiliates, any transaction fees that may be payable in connection with any such services or any expenses incurred by Fox Paine and its affiliates in connection with such services. Payments made by the Company pursuant to this letter agreement shall be made by wire transfer of immediately available funds to such account as Fox Paine shall designate to the Company in writing from time to time; provided, that, (x) the amount of transaction fees expenses payable to Fox Paine in connection with the Acquisition shall not exceed $2,850,000, minus an amount equal to the fees and expenses payable to the Parent in connection with the Acquisition, and (y) the amount of transaction fees payable to Fox Paine in connection with an Initial Public Offering shall not exceed 1 percent of the gross proceeds of such offering. After an Initial Public Offering, the Company may elect to (a) terminate this letter agreement for a payment equal to the sum of $2,200,000 plus an amount equal to 1 percent of the gross proceeds of the offering (in which case the Company will not be obligated to pay Fox Paine the transaction fee described in clause (y) of the previous sentence), or (b) continue to pay the Annual Service Fee until such time as Fox Paine and its affiliates own less than 50% of the outstanding capital stock of Parent. For purposes of this letter agreement, "Initial Public Offering" shall mean the first to occur of a US IPO (as defined below) or an Other IPO (as defined below). "Other IPO" shall mean an underwritten initial public offering or public offerings (on a cumulative basis) of ordinary shares of the Parent or another entity that holds a majority of the outstanding shares of Parent's capital stock on an international securities exchange with aggregate gross proceeds to the Parent of at least U.S. $50 million; provided that a "US IPO" shall not constitute an "Other IPO." "US IPO" shall mean an underwritten initial public offering or public offerings (on a cumulative basis) of ordinary shares of the Parent or another entity that holds a majority of the outstanding shares of Parent's capital stock pursuant to a registration statement or registration statements under the United States Securities Act of 1933 with aggregate gross proceeds to the Parent of at least U.S. $50 million.

        Fox Paine may assign its rights and delegate its obligations hereunder, in whole or in part, to any of its present or future affiliates, and shall provide written notice to the Company of any such assignment.

        At the time the Existing Agreement was entered into, the parties hereto entered into an indemnification letter, dated as of the date of the Existing Agreement (the "Indemnification Letter"). The Indemnification Letter shall survive any termination, expiration or assignment of this letter agreement.

        This letter agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York without regard to choice of law or conflicts of law principles. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this letter agreement or the transactions contemplated hereby may be brought in any federal court located in the State of New York or any New York state court, and each of the parties hereto hereby (i) consents and submits itself and its property to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding, (ii) consents to and submits itself and its property to the personal jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding, and (iii) irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. We and you (on your behalf and, to the extent permitted by applicable law, on behalf of your stockholders and creditors) waive all right to trial by jury in any action, proceeding or counterclaim (whether based upon contract, tort or otherwise) related to or arising out of or in connection with this letter agreement or our engagement.

        Please confirm that the foregoing is in accordance with your understanding and agreement with Fox Paine by signing a copy of this letter agreement in the space provided below.

Very truly yours,
FOX PAINE & COMPANY, LLC
By:	/s/ TROY THACKER
Name:	Troy Thacker
Title:	Director

ACCEPTED AND AGREED AS OF
THE DATE FIRST ABOVE WRITTEN:

PARADIGM GEOPHYSICAL LTD.
By:	/s/ SHAI BUBER /s/ JONATHAN KELLER
	Name:	Shai Buber Jonathan Keller
	Title:	Attorney in Fact/General Counsel/Corporate Secretary

[Signature Page to the Management Agreement]